Exhibit 4.2

Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended

The summary of the general terms and provisions of the registered securities of UniFirst Corporation (“UniFirst,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Articles of Organization, as amended (our “articles of organization”) and By-laws (our “by-laws” and, together with our articles of organization, our “Charter Documents”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Charter Documents and the applicable provisions of the Massachusetts Business Corporation Act (the “MBCA”) for additional information.

General

Our authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”), 20,000,000 shares of Class B Common Stock, par value $0.10 per share (“Class B Stock”), and 2,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).

Common Stock

Only our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Dividends

Our board of directors may declare and pay dividends on our Common Stock and our Class B Stock out of funds legally available for that purpose, subject to the rights of holders of Preferred Stock.

If our board of directors declares a dividend on the Class B Stock, whether payable in cash, in property or in shares of our capital stock, a dividend shall also be declared on our Common Stock. Cash dividends payable on each outstanding share of our Common Stock shall be equal to 125% of the cash dividend payable on each outstanding share of our Class B Stock. If dividends are declared that are payable in shares of our Common Stock or Class B Stock, such dividends shall be payable at the same rate on both classes of capital stock, provided that dividends payable in Common Stock shall be payable only to holders of Common Stock and dividends payable in Class B Stock shall be payable only to holders of Class B Stock.

Voting

Each share of our Common Stock shall entitle the holder thereof to one vote and each share of our Class B Stock shall entitle the holder thereof to ten votes. Other than with respect to the election of directors or as required by the MBCA, all actions submitted to a vote of stockholders shall be voted on by the holders of our Common Stock and our Class B Stock (as well as the holders of any series of our Preferred Stock, if any, entitled to vote thereon) voting together as a single class.

With respect to the election of directors, holders of our Common Stock voting separately as a single class shall be entitled to elect 25% of the total number of directors constituting the full board of directors and, if such 25% is not a whole number, then the holders of our Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors and shall have the sole right to remove such Director(s). Holders of our Common Stock and Class B Stock voting together as a single class shall be entitled to elect the remaining directors. Each director is to be elected by the affirmative vote of a plurality of the votes cast with respect to that director’s election.

Our by-laws provide that, except as required by law or our Charter Documents and other than with respect to the election of directors, all matters will be decided by the vote of the majority of the votes cast.

Other Rights

Upon liquidation, the holders of our Common Stock and Class B Stock are entitled to share ratably in assets available for distribution to stockholders after the payment or provision for payment of our debts and liabilities and any preferential amounts to which the holders of any outstanding shares of Preferred Stock are entitled. The issuance of any shares of any series of Preferred Stock in future financings, acquisitions or otherwise may result in dilution of the voting power and relative equity interest of the holders of our Common Stock and will subordinate our Common Stock to any prior dividend and liquidation rights of the outstanding shares of such Preferred Stock.

Our Common Stock has no conversion rights, nor are there any redemption or sinking fund provisions with respect to the Common Stock. Holders of our Common Stock have no pre-emptive rights to subscribe for or purchase any additional stock or securities of UniFirst.

To UniFirst’s knowledge, all of the outstanding shares of our Class B Stock are owned by certain members of the Croatti family and are not freely transferable.  However, holders of our Class B Stock have the right, at any time, and from time to time, at such holder’s option, to convert such shares of Class B Stock into one fully paid and nonassessable share of our Common Stock on the terms and subject to the conditions set forth in our articles of organization.

Preferred Stock

Pursuant to our articles of organization, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to two million shares of Preferred Stock in one or more series.  No shares of Preferred Stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.2 is filed as an exhibit.

Our board of directors may designate the rights, preferences, privileges and restrictions of the Preferred Stock, including the title of the series, the number of shares to contribute to such series, dividend rights, redemption rights, liquidation preference, sinking fund terms, conversion rights, voting rights and any other material term of the series. The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock or delaying, deterring or preventing a change in control.

Anti-Takeover Effects of Massachusetts Law and Provisions of our Charter Documents

Certain provisions of the MBCA and of our Charter Documents could have the effect of delaying, deferring or discouraging a future takeover or change in control of UniFirst unless such takeover or change in control is approved by our board of directors.

Voting control of our principal stockholders.  As described above, our articles of organization provide that each share of our Common Stock entitles its holder to one vote and each share of our Class B Stock entitles its holder to ten votes. As of the date of our Annual Report on Form 10-K with which this Exhibit 4.2 is filed as an exhibit, to UniFirst’s knowledge, the members of the Croatti family owned, directly or indirectly, more than two-thirds of the combined voting power of the outstanding shares of our Common Stock and Class B Stock. As a result, the members of the Croatti family, acting with other family members, could effectively control most matters requiring approval by our stockholders, including the election of a majority of the directors. While historically the members of the Croatti family have individually voted their respective shares of Class B Stock in the same manner, there is no contractual understanding requiring this and there is no assurance that the family members will continue to individually vote their shares of Class B Stock in the same manner in the future. This voting control by the members of the Croatti family may have the effect of delaying, deferring or preventing a change in control of our Company.

Action by written consent; special meeting of stockholders. Our by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders or by the unanimous written consent of all stockholders entitled to vote in lieu of such a meeting. Our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of our board of directors or by our board of directors or holders of at least two-thirds in interest of our then outstanding capital stock entitled to vote at the meeting. These restrictions may limit the ability of our stockholders to force consideration of a proposal.

Advance notice procedures. Our by-laws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our clerk timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of UniFirst.

Board composition and filling vacancies. In accordance with our by-laws, our board of directors is divided into three classes serving staggered three-year terms, with one class being elected each year. Our by-laws also provide that, subject to the rights of the holders of Common Stock voting as a single class to remove directors described above, directors may be removed only for cause and only by the affirmative vote of (i) a majority of the shares of capital stock outstanding and entitled to vote in the election of directors or (ii) by the vote of a majority of the entire number of directors then in office. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. We are also subject to provisions of the MBCA providing that the directors of a public Massachusetts corporation shall have staggered terms unless the board or the stockholders representing two-thirds of the outstanding capital stock adopts a vote providing that the corporation elects to be exempt from such provisions. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Authorized but unissued shares. Our authorized but unissued shares of Common Stock, Class B Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock, Class B Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business combinations. Our articles of organization provide that no “business combination” may be effected with a “related person” unless approved by the affirmative vote of (i) the holders of our outstanding voting securities entitled to exercise 80% of the combined voting power of UniFirst and (ii) two-thirds of our outstanding voting securities beneficially owned by stockholders other than the related person. The definition of “business combination” includes, but is not limited to:

•	a merger or consolidation of UniFirst or any subsidiary of UniFirst with or into the related person;
•

the sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, by UniFirst or any subsidiary of UniFirst to the related person of assets that have an aggregate fair market value greater than 30% of the aggregate market value of the total assets of UniFirst or the subsidiary in question;

•	a merger or consolidation of the related person with or into UniFirst or any subsidiary of UniFirst;
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the sale, lease, exchange, transfer or other disposition by the related person to UniFirst or any subsidiary of UniFirst of assets that have an aggregate fair market value greater than 30% of the aggregate market value of the total assets of the related person;

•	the issuance of any securities of UniFirst or a subsidiary of UniFirst to the related person;
•	a reclassification of securities of UniFirst that would have the effect of increasing the voting power of the related person;
•	the adoption of a plan or proposal of liquidation or dissolution of UniFirst proposed by or on behalf of the related person; or
•	any agreement, contract or other arrangement providing for any of the transactions described above.

A “related person” is defined in our articles of organization as an individual, corporation, partnership or other person or entity which, together with its affiliates and associates (as defined in Rule 12b-2 of the Exchange Act), beneficially owns (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 20% or more of the shares of our capital stock entitled to vote generally for directors, and any affiliate or associate of such person or entity.

These provisions are not applicable if the business combination is: (i) approved by two-thirds of “continuing directors” (as defined in our articles of organization); (ii) solely between UniFirst and another corporation, 100% of the voting stock of which is owned directly or indirectly by UniFirst; or (iii) a merger or consolidation and the consideration to be received per share by holders of UniFirst capital stock in the business combination is cash and is in an amount not less than the highest per share price (as adjusted for recapitalizations, stock splits, stock dividends, etc.) paid by the related person in acquiring any of its holdings in UniFirst’s Common Stock.

Business combinations are also governed by Chapter 110F of the MBCA, which generally prohibits a Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A Massachusetts corporation may “opt out” of these provisions with an express provision in its original articles of organization or an express provision in its articles of organization or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. The provisions of the MBCA and of our articles of organization could have the effect of discouraging others from attempting takeovers and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interest.

Control Share Acquisitions. We are also subject to the provisions of Chapter 110D of the MBCA, which provides that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of such voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares of a corporation, excluding shares owned by: (i) the person making an acquisition of this nature; (ii) any officer of the corporation; and (iii) any employee who is also a director of the corporation.

The MBCA permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value if (i) no control share acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the corporation’s stockholders in accordance with the applicable provision of Chapter 110D. Our by-laws authorize such a redemption.

There are several other types of share acquisitions that are not subject to these provisions of the MBCA, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party or to acquisitions of shares directly from the corporation or a wholly owned subsidiary thereof.

We may amend our articles of organization or by-laws at any time to elect not to be governed by Chapter 110D of the MBCA, but such amendment would not apply to an acquisition that occurred prior to the effective date of such amendment.